Exhibit 10.13

March 5, 2009

Ms. Debbie Jo Severin
3053 Monte Sereno Terrace
Fremont, California 94539

RE: Employment at 8x8, Inc.

Dear Debbie Jo,

The team at 8x8, Inc. has a high regard for your record and desires to retain you as an employee and officer of the company according to the following terms, subject to approval of resolutions related to the section 16 officer provisions of this offer by unanimous written consent by 8x8's Board of Directors (which will be circulated to 8x8's Directors immediately upon acceptance of this offer):

  Your annual full-time salary will be $235,000 payable according to our usual periodic schedule, and benefits set at the discretion of the company.
  A stock purchase right in 8x8, Inc. (Nasdaq: EGHT) of 100,000 common shares will be granted to you. Such stock purchase right grant will be subject to stock plan terms. The stock purchase right grant will be approved at the Board of Directors meeting which follows your first day of full time employment (8x8's next regularly scheduled Board meeting is March 31, 2009). Shares will vest at a rate of 1/4th after the one year anniversary of the grant and 1/36th of the remaining shares each month thereafter.
  Your position will initially be Chief Marketing Officer and Vice President, Marketing reporting to Dan Weirich. Duties and responsibilities are subject to change depending on the needs of the company.
  You will start full-time employment on or before Monday, March 23, 2009 if you choose to accept this offer.
  This employment offer expires on Thursday, March 12, 2009.
  You understand that your employment is at will with either party entitled to terminate.
  You agree to assign to the company any patents or other intellectual property developed while employed at 8x8, Inc. and to protect in confidence the proprietary information of 8x8, Inc. perpetually.
  You agree not to do any outside consulting work for any other company while employed full-time at 8x8, Inc. other than with the advance written approval of the Board of Directors of 8x8, Inc.

If this meets with your approval, please execute where indicated below. Please return a copy of the signed letter to Bryan Martin by e-mail (bmartin@8x8.com) or FAX at 408-654-3318. We welcome you to the team.

Sincerely,

/s/ BRYAN R. MARTIN

Bryan R. Martin
Chairman and Chief Executive Officer

Approved : /s/ DEBBIE JO SEVERIN                                         Date: March 5, 2009